EXHIBIT 4.1

DESCRIPTION OF SHARE CAPITAL

                The following is a summary of the terms of our common shares (the “Common Shares”), as set forth in our Restated Articles of Incorporation and any amendments thereto (the “Articles”), our By-Law 2015-1 (the “Bylaws”) and certain related sections of the Canada Business Corporations Act (the “CBCA”). The following description of our share capital is intended as a summary only and is qualified in its entirety by reference to the Articles, the Bylaws and applicable provisions of the CBCA.

Share Capital

Under the Articles, our share capital consists of an unlimited number of Common Shares, each without par value.

Voting Rights

The holders of our Common Shares are entitled to receive notice of and to attend all meetings of shareholders of the Company and to vote thereat, except meetings at which only holders of a specified class of shares (other than Common Shares) or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares is entitled to one vote in respect of each Common Share held by such holder.

Dividends

The holders of the Common Shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, to receive any dividend declared by the Company.

We have never declared or paid regular cash dividends on our Common Shares. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, and contractual restrictions, including restrictions contained in any agreements governing any indebtedness we may incur.

Liquidation, Dissolution or Winding-up

The holders of the Common Shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, to receive the remaining property of the Company on a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or on any other return of capital or distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs.

                Holders of Common Shares have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Shares. There are no provisions in the Articles requiring holders of Common Shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of Common Shares are subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares that may be authorized and designated in the future.

Certain Important Provisions of Our Articles of Incorporation, Bylaws and the CBCA

The following is a summary of certain important provisions of the Articles, the Bylaws and certain related sections of the CBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of the Articles, the Bylaws and applicable provisions of the CBCA.

Stated Objects or Purposes

The Articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

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Directors

Power to vote on matters in which a director is materially interested. The CBCA states that a director must disclose to us, in accordance with the provisions of the CBCA, the nature and extent of any interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction:

•         relates primarily to the director’s remuneration as a director, officer, employee or agent of us or an affiliate;

•         is for indemnity or insurance otherwise permitted under the CBCA; or

•         is with an affiliate.

Borrowing. The Bylaws allow the board of directors, from time to time and on our behalf, to (a) borrow money upon the credit of the Company, (b) issue, reissue, sell or pledge our debt obligations, (c) to the extent permitted under the CBCA, give, directly or indirectly, financial assistance to any person by means of a loan or a guarantee to secure the performance of an obligation or otherwise, and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any of our property, owned or subsequently acquired, to secure any of our obligations.

Directors’ power to determine the remuneration of directors. The CBCA provides that the remuneration of our directors, if any, may be determined by the board of directors subject to the Articles and the Bylaws. That remuneration may be in addition to any salary or other remuneration paid to any of our employees who are also directors.

Retirement or non-retirement of directors under an age limit requirement. Neither the Articles nor the CBCA impose any mandatory age-related retirement or non-retirement requirement for our directors.

Number of shares required to be owned by a director.  Neither the Articles nor the CBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Action Necessary to Change the Rights of Holders of Our Shares

Holders of our Common Shares can authorize the amendment of the Articles to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (a) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting, or (b) a resolution consented to in writing by all of the shareholders entitled to vote holding the applicable class or series of shares.

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Shareholder Meetings

We must hold an annual meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual meeting. A meeting of our shareholders may be held anywhere in Canada, or provided that all shareholders agree, anywhere outside Canada.

Our directors may, at any time, call a meeting of our shareholders. Shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders’ meeting in accordance with the CBCA.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and to the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the CBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings of shareholders is that the number of persons present in person or represented by proxy, who hold not less than one-third of the outstanding shares entitled to vote at the meeting, provided that quorum is not less than two persons. If a quorum is not present at the opening of any meeting of shareholders, the shareholders present or represented by proxy may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of our Common Shares are entitled to attend meetings of our shareholders. Our directors, our secretary (if any), our auditor and any other persons invited by our Chairman or directors or with the consent of those at the meeting are entitled to attend any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Advance Notice Procedures and Shareholder Proposals

Under the CBCA, shareholders may make proposals for matters to be considered at the annual meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the CBCA. The notice must include information on the business the shareholder intends to bring before the meeting.

In addition, the Bylaws require that shareholders provide us with advance notice of their intention to nominate any persons, other than those nominated by management, for election to our board of directors at a meeting of shareholders.

These provisions could have the effect of delaying the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

Change of Control

The Articles do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

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Limitation of Liability and Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is AST Trust Company, Montréal, Québec.

Exchange Controls

There is no limitation imposed by Canadian law or by the Articles on the right of a non-resident to hold or vote our Common Shares, other than discussed below.

Competition Act

                Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

                This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of voting our shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.

Investment Canada Act

                The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires “control” of an existing “Canadian business”, to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction by Canadian authorities. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our Common Shares by a non-Canadian who is either: (a) a WTO investor (i.e., controlled ultimately by nationals or permanent residents of World Trade Organization member countries, including the United States) or (b) a trade agreement investor (i.e., controlled ultimately by nationals or permanent residents of countries with whom Canada has a trade agreement, including the United States) but who is not a state-owned enterprise, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value was equal to or greater than specified amounts, which vary annually. For 2019, the specified review threshold amounts for WTO investors and trade agreement investors who are not state-owned enterprises are $1.045 billion and $1.568 billion in enterprise value, respectively.

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                The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

                Under the national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada”. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security”. The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the Canadian government, and may occur on a pre- or post-closing basis.

                Certain transactions relating to our Common Shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national security review, including:

a) the acquisition of our Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

b) the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

c) the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our Common Shares, remains unchanged.

Other

Certain Canadian Income Tax Considerations for United States Shareholders

The following summarizes, as of the date hereof, certain Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980), as amended (the “Convention”) to the holding and disposition of our Common Shares.

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This summary is restricted to beneficial owners of our Common Shares each of whom, at all relevant times and for purposes of the Canadian Tax Act and the Convention: (i) is neither resident nor deemed to be resident in Canada; (ii) is resident solely in the United States and is entitled to benefits of the Convention; (iii) does not use or hold, and is not deemed to use or hold, our Common Shares in, or in the course of, carrying on a business in Canada; (iv) deals at arm’s length with and is not affiliated with the Company; (v) holds our Common Shares as capital property; and (vi) is not an “authorized foreign bank” (as defined in the Canadian Tax Act) or an insurer that carries on business in Canada and elsewhere (each such holder, a “US Resident Holder”). Generally, a US Resident Holder’s Common Shares will be considered to be capital property of the holder provided that the holder is not a trader or dealer in securities, does not acquire, hold or dispose of (or is not deemed to have acquired, held or disposed of) our Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade, and does not hold or use (or is not deemed to hold or use) our Common Shares in the course of carrying on a business.

This summary is based upon the current provisions of the Canadian Tax Act and the Convention in effect as of the date hereof, and the Company’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary does not anticipate or take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, except only the specific proposals to amend the Canadian Tax Act publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in the form proposed. This summary does not take into account any other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those set out herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended and should not be construed as legal or tax advice to any particular US Resident Holder. No representations with respect to the income tax consequences to any prospective purchaser or holder of our Common Shares are made herein. Accordingly, prospective purchasers or holders of our Common Shares are urged to consult their own tax advisors with respect to their own particular circumstances.

Taxation of Dividends

Under the Canadian Tax Act, dividends paid or credited, or deemed to be paid or credited, to a US Resident Holder on our Common Shares will be subject to Canadian withholding tax at a rate of 25% of the gross amount of such dividends, unless the rate is reduced under the Convention. Under the Convention, the rate of withholding tax on dividends applicable to US Resident Holders who are entitled to benefits under the Convention and beneficially own the dividends is generally reduced to 15% (or, if the US Resident Holder is a company that owns at least 10% of the voting shares of the Company, 5%) of the gross amount of such dividends.

Disposition of Common Shares

Generally, a US Resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such US Resident Holder on a disposition or deemed disposition of our Common Shares unless our Common Shares constitute “taxable Canadian property” of the US Resident Holder and are not “treaty-protected property” (each as defined in the Canadian Tax Act). Common Shares of the Company generally will not be “taxable Canadian property” to a holder provided that, at the time of the disposition or deemed disposition, the Common Shares are listed on a “designated stock exchange” for purposes of the Canadian Tax Act (which currently includes the NASDAQ), unless at any time during the 60-month period immediately preceding the disposition of the Common Shares the following two conditions are met concurrently: (a) (i) the US Resident Holder, (ii) persons with whom the US Resident Holder did not deal at arm’s length, (iii) partnerships in which the US Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) any combination of the persons and partnerships described in (i) through (iii), owned 25% or more of the issued shares of any class or series of the capital stock of the Company; and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Canadian Tax Act), and options in respect of or interests in, or for civil law rights in, any such properties (whether or not such property exists). In certain circumstances set out in the Canadian Tax Act, the Common Shares may be deemed to be “taxable Canadian property”.

Even if the Common Shares are taxable Canadian property to a US Resident Holder, any capital gain realized on the disposition or deemed disposition of such Common Shares will not be subject to tax under the Canadian Tax Act provided that the value of such Common Shares is not derived principally from real property situated in Canada (within the meaning of the Convention).

A US Resident Holder contemplating a disposition of our Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

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